November 2013
Pricing Sheet dated November 26, 2013 relating to
Preliminary Terms No. 65 dated November 15, 2013
Registration Statement No. 333-177923
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2015

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – NOVEMBER 26, 2013
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$3,703,000
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
If the final index value is less than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS,
$10 × index performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 20%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 3,062.62
Final index value:	The index closing value of the underlying index on the valuation date
Trigger level:	2,450.096, which is equal to 80% of the initial index value
Valuation date:

November 27, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-II

Leverage factor:	300%
Maximum payment at maturity:	$12.16 (121.60% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	November 26, 2013
Original issue date (settlement date):	December 2, 2013 (3 business days after the pricing date)
Maturity date:	December 2, 2015, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-II
CUSIP / ISIN:	48127A773 / US48127A7735
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.225	$9.775
Total	$3,703,000.00	$83,317.50	$3,619,682.50
(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.225 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-49 of the accompanying product supplement no. MS-1-II.

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.676 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING, RELATED PRODUCT SUPPLEMENT NO. MS-1-II, UNDERLYING SUPPLEMENT NO. 1-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW. PLEASE ALSO SEE “ADDITIONAL INFORMATION ABOUT THE TRIGGER PLUS” AT THE END OF THIS DOCUMENT.

Preliminary Terms no. 65 dated November  15, 2013: http://www.sec.gov/Archives/edgar/data/19617/000119312513443923/d631179dfwp.htm

Product supplement no. MS-1-II dated February  6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109211007774/e46120_424b2.pdf

Underlying supplement no. 1-I dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.